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ALKERMES PLC
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On February 16, 2022, Alkermes plc (the “Company”) issued the following press release and displayed the following investor presentation in connection with the Company’s announcement of its financial results for the three months and year ended December 31, 2021 and financial expectations for the year ending December 31, 2022:

Alkermes Contacts:
For Investors:	Sandy Coombs	+1 781 609 6377
For Media:	Katie Joyce	+1 781 249 8927

Alkermes plc Reports Financial Results for the Fourth Quarter and Year Ended Dec. 31, 2021 and Provides Financial Expectations for 2022

—	Revenues of $1.17 Billion in 2021, GAAP Loss per Share of $0.30 and Diluted Non-GAAP Earnings per Share of $0.78 —
—	Financial Expectations for 2022 and Updated Long-Term Profitability Targets Reflect Focus on Proprietary Products and Continued Operating Efficiency —

DUBLIN, Feb. 16, 2022 — Alkermes plc (Nasdaq: ALKS) today reported financial results for the quarter and year ended Dec. 31, 2021 and provided financial expectations for 2022.

“In 2021, we made significant progress against our strategic priorities of growing our commercial business, expanding and advancing our development pipeline and driving profitability,” said Richard Pops, Chief Executive Officer of Alkermes. “The year was highlighted by the FDA approval and our commercial launch of our oral atypical antipsychotic, LYBALVI®, which joined ARISTADA®, our long-acting injectable antipsychotic, in our psychiatry franchise. We drove new growth with VIVITROL® in the alcohol dependence indication. We met important pipeline milestones, initiating potential registration-enabling studies for nemvaleukin and advancing our HDAC inhibitor and orexin development candidates. In 2022, we are focused on execution as we advance the commercial launch of LYBALVI, enroll our nemvaleukin clinical studies, demonstrate disciplined allocation of capital and manage the business to drive long-term profitability and value creation for our shareholders.”

Quarter Ended Dec. 31, 2021 Financial Highlights

•	Total revenues for the quarter were $324.5 million. This compared to $280.0 million for the same period in the prior year.
•	Total operating expenses for the quarter were $322.1 million. This compared to $310.7 million for the same period in the prior year.
•

Net income according to generally accepted accounting principles in the United States (GAAP) was $0.9 million for the quarter, or a basic and diluted GAAP earnings per share of $0.01. This compared to GAAP net loss of $42.6 million, or a basic and diluted GAAP loss per share of $0.27, for the same period in the prior year.

•

Non-GAAP net income was $38.5 million for the quarter, or a non-GAAP basic earnings per share of $0.24 and diluted earnings per share of $0.23. This compared to non-GAAP net income of $16.5 million, or a non-GAAP basic and diluted earnings per share of $0.10 for the same period in the prior year.

Year Ended Dec. 31, 2021 Financial Results

Revenues

•	Total revenues for the year were $1.17 billion. This compared to $1.04 billion in the prior year.
•	Net sales of proprietary products for the year were $627.4 million, compared to $551.8 million in the prior year.
o	Net sales of VIVITROL were $343.9 million, compared to $310.7 million in the prior year, representing an increase of approximately 11%.
o	Net sales of ARISTADA[i] were $275.4 million, compared to $241.0 million in the prior year, representing an increase of approximately 14%.
o	Net sales of LYBALVI were $8.2 million, following commercial launch in October 2021.
•	Manufacturing and royalty revenues for the year were $541.8 million, compared to $484.0 million in the prior year.

o	Royalty revenues from INVEGA SUSTENNA®/XEPLION®, INVEGA TRINZA®/TREVICTA® and INVEGA HAFYERA® (the “long-acting INVEGA products”) were $303.1 million, compared to $274.2 million in the prior year.
o	Manufacturing and royalty revenues from RISPERDAL CONSTA® were $50.9 million, compared to $71.4 million in the prior year.
o	Manufacturing and royalty revenues from VUMERITY® were $87.4 million, compared to $22.5 million in the prior year.

Costs and Expenses

•	Total operating expenses for the year were $1.20 billion, compared to $1.15 billion in the prior year.
o	Cost of Goods Manufactured and Sold were $197.4 million, compared to $178.3 million in the prior year.
o

R&D expenses were $406.5 million, compared to $394.6 million in the prior year. R&D expenses in 2021 included a $25.0 million development milestone paid to the former shareholders of Rodin Therapeutics, Inc. related to the company’s HDAC inhibitor platform. Excluding this milestone, R&D expenses for the year were $381.5 million.

o	Selling, General and Administrative (SG&A) expenses were $561.0 million, compared to $538.8 million in the prior year, primarily reflecting increased investment to support the launch of LYBALVI.

Profitability

•

GAAP net loss for the year was $48.2 million, or a basic and diluted GAAP loss per share of $0.30 and included the $25.0 million development milestone. This compared to GAAP net loss of $110.9 million, or a basic and diluted GAAP loss per share of $0.70, in the prior year.

•

Non-GAAP net income for the year was $129.1 million, or a non-GAAP basic earnings per share of $0.80 and diluted earnings per share of $0.78 and included the $25.0 million development milestone. This compared to non-GAAP net income of $68.6 million, or a non-GAAP basic and diluted earnings per share of $0.43, in the prior year.

Balance Sheet

•

At Dec. 31, 2021, Alkermes recorded cash, cash equivalents and total investments of $765.7 million, compared to $659.8 million at Dec. 31, 2020, driven primarily by the company’s operating results and changes in working capital. The company’s total debt outstanding as of Dec. 31, 2021 was $295.8 million.

“In 2021, we managed the business to achieve the high end of our overall financial expectations, as we drove topline growth, continued to optimize our cost structure and focused on operational efficiencies. At the same time, we invested in key strategic priorities including the launch of LYBALVI and the nemvaleukin development program,” commented Iain Brown, Chief Financial Officer of Alkermes. “We enter 2022 in a solid financial position. Our financial expectations for the year reflect our continued focus on driving the growth of our proprietary products and disciplined capital allocation focused on opportunities with high potential return on investment in support of the company’s strategy and to drive shareholder value creation.”

Financial Expectations for 2022

The following financial expectations for 2022 assume improvement in COVID-19 pandemic-related disruptions, beginning in the second quarter. If current disruptions do not decrease as anticipated, or if new COVID-19-related disruptions emerge, the company’s ability to meet these expectations could be negatively impacted. These financial expectations also reflect removal of all royalties from worldwide sales of the long-acting INVEGA products beginning in 2022.  Alkermes has, to date, only received notice of partial termination relating to royalties from the long-acting INVEGA products in the U.S., after January 2022. Alkermes has not received a notice of termination from Janssen in respect of any markets outside the U.S. However, for financial planning purposes only, the company has decided to remove all royalties related to sales in markets outside the U.S. after May 2022. Alkermes continues to disagree with the position taken by Janssen and is prepared to pursue all options at its disposal to enforce its contractual rights and address any unauthorized use of its intellectual property.

All line items are according to GAAP, except as otherwise noted.

In millions (except per share amounts)	2022 Expectations

Total Revenue	$1,000 – $1,090
VIVITROL Net Sales	$355 – $385
ARISTADA Net Sales	$290 – $320
LYBALVI Net Sales	$55 – $75
INVEGA Franchise Royalties*	$45 – $50
Cost of Goods Sold	$215 – $225
R&D Expenses	$385 – $415
SG&A Expenses	$575 – $605
Amortization of Intangible Assets	~$35
Other Expense, Net	$5 – $10
Income Tax Benefit	($10) – ($15)
GAAP Net Loss	($180) – ($210)
GAAP Net Loss per Share+	($1.10) – ($1.29)
Non-GAAP Net Loss	($30) – $0
Non-GAAP Loss Per Share+	($0.18) – $0.00
Capital Expenditures	$35 – $40

*Reflects royalties related to sales of INVEGA SUSTENNA/INVEGA TRINZA/INVEGA HAFYERA in the U.S. through January 2022 and royalties related to sales of XEPLION/TREVICTA through May 2022.

+2022 per share expectations are calculated based on a weighted average basic share count of approximately 163.0 million shares outstanding and a weighted average diluted share count of approximately 166.5 million shares outstanding.

Mr. Brown continued, “Over the last several years, we have worked to position the business such that our topline performance will be fueled primarily by the growth of our proprietary products. We estimate that the early termination of the Janssen license agreement in the United States and the impact of its potential termination outside the United States would together reduce our total revenues by approximately $260 million in 2022. From an operational perspective, we have adapted our budget, recognizing that even if we are able to favorably resolve our situation with Janssen, that resolution could take time. Today we are updating our long-term profitability targets to reflect exclusion of worldwide royalties from the long-acting INVEGA products. In the event that the situation with Janssen resolves in a manner favorable to Alkermes, or Janssen does not terminate our license agreement in markets outside the U.S., we would be positioned to accelerate the achievement of these targets. The revised profitability targets that we are announcing today reflect feedback from many of our institutional shareholders, our commitment to continued expense management and our focus on driving long-term profitability.”

Profitability Targets

The company today updated its long-term profitability targets to reflect the removal of all royalty revenues related to sales of the long-acting INVEGA products in the U.S. after January 2022 and outside the U.S. after May 2022. The company is not providing reconciliations of, or comparable GAAP measures for, the following updated non-GAAP profitability targets, as they are not determinable without unreasonable efforts.*

The company is committed to achieving:

•	FY 2025 non-GAAP net income equal to 25% of the company’s total revenues and EBITDAii margin of 20% of total revenues
•	FY 2026 non-GAAP net income equal to 30% of the company’s total revenues and EBITDA margin of 25% of total revenues

As a bridge to these long-term profitability targets, the company expects to achieve non-GAAP net income in the range of 15% to 20% of the company’s total revenues in FY 2024.

Recent Events:

Psychiatry and Addiction

•

In October 2021, the company presented clinical data and epidemiology and health economics and outcomes research from its psychiatry and addiction portfolios at scientific conferences, including Psych Congress, the International Society for Affective Disorders (ISAD) Conference, and the Neuroscience Education Institute (NEI) Congress.

•	In February 2022, the company announced positive topline results from ENLIGHTEN-Early, a phase 3b study that evaluated the effect of LYBALVI compared to olanzapine on body weight in patients with schizophrenia, schizophreniform disorder or bipolar I disorder who were early in their illness. The company plans to submit results from the ENLIGHTEN-Early study to a peer-reviewed journal for publication and present full study results at upcoming scientific meetings.

Oncology

•

In November 2021, the company presented data from the ION-01 study, a phase 2 trial evaluating intravenous nemvaleukin alfa (“nemvaleukin”) in combination with pembrolizumab (KEYTRUDA®) in patients with recurrent or metastatic head and neck squamous cell carcinoma that had previously progressed on an anti-PD-(L)1 therapy, at the Society for Immunotherapy of Cancer’s (SITC) 36th Annual Meeting.

•

In January 2022, the company presented a poster at the American Society of Clinical Oncology (ASCO) Gastrointestinal (GI) Cancers Symposium, highlighting clinical data related to advanced GI cancers from ARTISTRY-1, a phase 1/2 study evaluating the tolerability and efficacy of nemvaleukin administered intravenously as a monotherapy and in combination with pembrolizumab, and preclinical data from the study of nemvaleukin in combination with novel agents in GI cancers.

Neuroscience

•

In November 2021, the company announced dosing of the first subject in a phase 1 study evaluating the safety and tolerability of ALKS 1140 in healthy adults. ALKS 1140 is designed to increase functional synaptic connections and synaptic integrity in the brain.

Corporate

•

In November 2021, the company announced the appointment of a new independent director, Cato T. Laurencin, M.D., Ph.D., to the company’s Board of Directors. Dr. Laurencin was designated by Sarissa Capital Management LP and certain affiliates (collectively “Sarissa”) in connection with Sarissa’s April 2021 agreement with the company. Dr. Laurencin brings significant experience across a wide range of medical and scientific disciplines, strong administrative skills, and a focus on public health that is consistent with the company’s values and business strategy.

Other

•

In November 2021, the company announced receipt of notices of partial termination in respect of two license agreements with Janssen Pharmaceutica N.V., a subsidiary of Johnson & Johnson Company and, under these agreements, a licensee and recipient of Alkermes’ nanoparticulate formulation technology, known as NanoCrystal® technology. The terminations impact know-how royalties related to sales of long-acting INVEGA products and other products in the United States.

Conference Call

Alkermes will host a conference call and webcast presentation with accompanying slides at 8:00 a.m. ET (1:00 p.m. GMT) on Wednesday, Feb. 16, 2022, to discuss these financial results and provide an update on the company. The webcast may be accessed on the Investors section of Alkermes’ website at www.alkermes.com. The conference call may be accessed by dialing +1 877 407 2988 for U.S. callers and +1 201 389 0923 for international callers. In addition, a replay of the conference call will be available from 11:00 a.m. ET (4:00 p.m. GMT) on Wednesday, Feb. 16, 2022, through Wednesday, Feb. 23, 2022, and may be accessed by visiting Alkermes’ website or by dialing +1 877 660 6853 for U.S. callers and +1 201 612 7415 for international callers. The replay conference ID is 13726455.

About Alkermes plc

Alkermes plc is a fully-integrated, global biopharmaceutical company developing innovative medicines in the fields of neuroscience and oncology. The company has a portfolio of proprietary commercial products focused on alcohol dependence, opioid dependence, schizophrenia and bipolar I disorder, and a pipeline of product candidates in development for neurodegenerative disorders and cancer. Headquartered in Dublin, Ireland, Alkermes has an R&D center in Waltham, Massachusetts; a research and manufacturing facility in Athlone, Ireland; and a manufacturing facility in Wilmington, Ohio. For more information, please visit Alkermes’ website at www.alkermes.com.

Non-GAAP Financial Measures

This press release includes information about certain financial measures that are not prepared in accordance with GAAP, including non-GAAP net income (loss), non-GAAP basic and diluted earnings (loss) per share, non-GAAP net income margin (non-GAAP net income/total revenue) and EBITDA margin (EBITDA/total revenue). These non-GAAP measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies.

Non-GAAP net income (loss) adjusts for certain one-time and non-cash charges by excluding from GAAP results: share-based compensation expense; amortization; depreciation; non-cash net interest expense; certain other one-time or non-cash items; and the income tax effect of these reconciling items. EBITDA represents earnings before interest, tax, depreciation and amortization; earnings include share-based compensation expense.

The company’s management and Board of Directors utilize these non-GAAP financial measures to evaluate the company’s performance. The company provides these non-GAAP measures of the company’s performance to investors because management believes that these non-GAAP financial measures, when viewed with the company’s results under GAAP and the accompanying reconciliations, are useful in identifying underlying trends in ongoing operations. However, non-GAAP net income (loss), non-GAAP basic and diluted earnings (loss) per share, non-GAAP net income margin and EBITDA margin are not measures of financial performance under GAAP and, accordingly, should not be considered as alternatives to GAAP measures as indicators of operating performance. Further, non-GAAP net income (loss), non-GAAP basic and diluted earnings (loss) per share, non-GAAP net income margin and EBITDA margin should not be considered measures of the company’s liquidity.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release.

*The company has not provided full financial expectations for time periods after the year ending Dec. 31, 2022 and therefore is not providing reconciliations of, or comparable GAAP measures for, non-GAAP net income margins or EBITDA margins, for time periods after the year ending Dec. 31, 2022. Reconciliations of such forward-looking non-GAAP profitability measures to comparable GAAP measures are not determinable without unreasonable efforts due to the inherent difficulty in forecasting and quantifying certain future financial amounts necessary for such reconciliations, which amounts could have a significant impact on the company’s future financial results, including such non-GAAP profitability measures and the comparable GAAP financial measures.

Note Regarding Forward-Looking Statements

Certain statements set forth in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements concerning: the company’s expectations concerning its future financial and operating performance, business plans or prospects, including plans to drive growth, long-term profitability and shareholder value creation and the company’s profitability targets and its ability to achieve such targets; the potential impacts on the company of Janssen’s notice of partial termination ; the company’s expectations of improvement in COVID-19-related disruptions; the potential therapeutic and commercial value of the company’s marketed and development products; the company’s expectations concerning its future development activities and commercial activities, including in respect of investments in the company’s development pipeline and the launch of LYBALVI. The company cautions that forward-looking statements are inherently uncertain. The forward-looking statements are neither promises nor guarantees and they are necessarily subject to a high degree of uncertainty and risk. Actual performance and results may differ materially from those expressed or implied in the forward-looking statements due to various risks and uncertainties. These risks and uncertainties include, among others: the company may not be able to achieve its revised financial and profitability metrics in a timely manner or at all; the impacts of the ongoing COVID-19 pandemic and continued efforts to mitigate its spread on the company’s business, results of operations or financial condition, including impacts on healthcare systems and patient and healthcare provider access to the company’s commercial products; the unfavorable outcome of arbitration or litigation, including so-called “Paragraph IV” litigation and other patent litigation, or other disputes related to the company’s products or products using the company’s proprietary technologies; clinical development activities may not be completed on time or at all; the results of the company’s development activities may not be positive, or predictive of final results from such activities, results of future development activities or real-world results; the U.S Food and Drug Administration (FDA) may not agree with the company’s regulatory approval strategies or components of the company’s marketing applications or the adequacy of the data and other information included in its submissions to support the FDA’s requirements for approval; regulatory submissions may not occur or be submitted in a timely manner; the FDA or regulatory authorities outside the U.S. may make adverse decisions regarding the company’s products; the company and its licensees may not be able to continue to successfully commercialize their products or support growth of revenue from such products; there may be a reduction in payment rate or reimbursement for the company’s products or an increase in the company’s financial obligations to government payers; the company’s products may prove difficult to manufacture, be precluded from commercialization by the proprietary rights of third parties, or have unintended side effects, adverse reactions or incidents of misuse; and those risks and uncertainties described under the heading “Risk Factors” in the company’s most recent Annual Report on Form 10-K and in subsequent filings made by the company with the U.S. Securities and Exchange Commission (SEC), which are available on the SEC’s website at www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, the company disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release.

VIVITROL® is a registered trademark of Alkermes, Inc.; ARISTADA®, ARISTADA INITIO® and LYBALVI® are registered trademarks of Alkermes Pharma Ireland Limited, used by Alkermes, Inc. under license; RISPERDAL CONSTA®, INVEGA SUSTENNA®, XEPLION®, INVEGA TRINZA®, TREVICTA®, and INVEGA HAFYERA® are registered trademarks of Johnson & Johnson Company; VUMERITY® is a registered trademark of Biogen MA Inc., used by Alkermes under license; and KEYTRUDA® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc., Kenilworth, NJ, USA.

Important Additional Information and Where to Find It

The company intends to file a definitive proxy statement, accompanying proxy card and other relevant documents with the SEC in connection with the solicitation of proxies for the company’s 2022 Annual General Meeting of Shareholders. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by visiting the “Investors” section of the company’s website at www.alkermes.com, as soon as reasonably practicable after such materials are filed with, or furnished to, the SEC.

Certain Information Regarding Participants in the Solicitation

The company, its directors and certain of its executive officers are participants in the solicitation of proxies from shareholders in respect of the company’s 2022 Annual General Meeting of Shareholders. Information regarding the names of such participants and their respective interests in the company by security holdings or otherwise is set forth in the company’s Form 10-K for the year ended Dec. 31, 2021, to be filed with the SEC on or around Feb. 16, 2022; the company’s definitive proxy statement for the company’s 2021 Annual General Meeting of Shareholders, filed with the SEC on May 10, 2021; the company’s Current Reports on Form 8-K filed with the SEC from time to time; and in Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC from time to time. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the direct and indirect interests of these participants, by security holdings or otherwise, will also be included in the definitive proxy statement for the company’s 2022 Annual General Meeting of Shareholders and other relevant materials to be filed with the SEC, if and when they become available.

(tables follow)

Alkermes plc and Subsidiaries
Selected Financial Information (Unaudited)

Condensed Consolidated Statements of Operations - GAAP	Three Months Ended	Three Months Ended
(In thousands, except per share data)	December 31, 2021	December 31, 2020
Revenues:
Product sales, net	$178,916	$148,961
Manufacturing and royalty revenues	143,372	130,893
License revenue	2,000	—
Research and development revenue	175	141
Total Revenues	324,463	279,995
Expenses:
Cost of goods manufactured and sold	53,682	42,922
Research and development	98,374	112,107
Selling, general and administrative	160,408	145,778
Amortization of acquired intangible assets	9,616	9,917
Total Expenses	322,080	310,724
Operating Income (Loss)	2,383	(30,729)
Other Expense, net:
Interest income	453	1,036
Interest expense	(2,405)	(1,869)
Change in the fair value of contingent consideration	(750)	(12,681)
Other income, net	546	2,597
Total Other Expense, net	(2,156)	(10,917)
Income (Loss) Before Income Taxes	227	(41,646)
Income Tax (Benefit) Provision	(646)	996
Net Income (Loss) — GAAP	$873	$(42,642)

Earnings (Loss) Per Share:
GAAP earnings (loss) per share — basic and diluted	$0.01	$(0.27)
Non-GAAP earnings per share — basic	$0.24	$0.10
Non-GAAP earnings per share — diluted	$0.23	$0.10

Weighted Average Number of Ordinary Shares Outstanding:
Basic — GAAP and Non-GAAP	161,833	159,153
Diluted — GAAP	166,803	159,153
Diluted — Non-GAAP	166,803	161,267

An itemized reconciliation between net income (loss) on a GAAP basis and non-GAAP net income is as follows:
Net Income (Loss) — GAAP	$873	$(42,642)
Adjustments:
Share-based compensation expense	19,020	24,884
Depreciation expense	11,527	10,411
Amortization expense	9,616	9,917
Income tax effect related to reconciling items	(3,355)	1,121
Non-cash net interest expense	117	166
Change in the fair value of contingent consideration	750	12,681
Non-GAAP Net Income	$38,548	$16,538

Alkermes plc and Subsidiaries
Selected Financial Information (Unaudited)

Condensed Consolidated Statements of Operations - GAAP	Year Ended	Year Ended
(In thousands, except per share data)	December 31, 2021	December 31, 2020
Revenues:
Product sales, net	$627,424	$551,760
Manufacturing and royalty revenues	541,807	484,000
License revenue	3,500	1,050
Research and development revenue	1,020	1,946
Total Revenues	1,173,751	1,038,756
Expenses:
Cost of goods manufactured and sold	197,387	178,316
Research and development	406,526	394,588
Selling, general and administrative	560,977	538,827
Amortization of acquired intangible assets	38,148	39,452
Total Expenses	1,203,038	1,151,183
Operating Loss	(29,287)	(112,427)
Other (Expense) Income, net:
Interest income	2,408	6,960
Interest expense	(11,219)	(8,659)
Change in the fair value of contingent consideration	(1,427)	3,945
Other income, net	219	13,644
Total Other (Expense) Income, net	(10,019)	15,890
Loss Before Income Taxes	(39,306)	(96,537)
Income Tax Provision	8,863	14,324
Net Loss — GAAP	$(48,169)	$(110,861)

(Loss) Earnings Per Share:
GAAP loss per share — basic and diluted	$(0.30)	$(0.70)
Non-GAAP earnings per share — basic	$0.80	$0.43
Non-GAAP earnings per share — diluted	$0.78	$0.43

Weighted Average Number of Ordinary Shares Outstanding:
Basic and diluted — GAAP	160,942	158,803
Basic — Non-GAAP	160,942	158,803
Diluted — Non-GAAP	164,753	159,861

An itemized reconciliation between net loss on a GAAP basis and non-GAAP net income is as follows:
Net Loss — GAAP	$(48,169)	$(110,861)
Adjustments:
Share-based compensation expense	87,623	90,161
Depreciation expense	40,505	42,402
Amortization expense	38,148	39,452
Income tax effect related to reconciling items	6,994	10,092
Non-cash net interest expense	469	666
Debt refinancing charge	2,109	—
Change in the fair value of contingent consideration	1,427	(3,945)
Acquisition of IPR&D	—	674
Non-GAAP Net Income	$129,106	$68,641

Alkermes plc and Subsidiaries
Selected Financial Information (Unaudited)

Condensed Consolidated Balance Sheets	December 31,	December 31,
(In thousands)	2021	2020
Cash, cash equivalents and total investments	$765,741	$659,807
Receivables	313,193	275,143
Inventory	150,335	125,738
Contract assets	13,363	14,401
Prepaid expenses and other current assets	48,967	60,662
Property, plant and equipment, net	341,054	350,003
Intangible assets, net and goodwill	166,916	204,064
Other assets	224,915	259,912
Total Assets	$2,024,484	$1,949,730
Long-term debt — current portion	$3,000	$2,843
Other current liabilities	468,286	435,415
Long-term debt	292,804	272,118
Contract liabilities — long-term	11,491	16,397
Other long-term liabilities	136,319	155,975
Total shareholders' equity	1,112,584	1,066,982
Total Liabilities and Shareholders' Equity	$2,024,484	$1,949,730

Ordinary shares outstanding (in thousands)	161,937	159,161

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alkermes plc's Annual Report on Form 10-K for the year ended December 31, 2021, which the company intends to file in February 2022.

Alkermes plc and Subsidiaries
Revenues for Calendar Year 2021 and 2020

	Three Months		Three Months	Three Months	Three Months	Year
	Ended		Ended	Ended	Ended	Ended
	March 31,		June 30,	September 30,	December 31,	December 31,
(In thousands)	2021		2021	2021	2021	2021
Revenues:
VIVITROL	$74,534		$88,417	$88,865	$92,038	$343,854
Long-acting INVEGA products	61,570		81,072	79,323	81,140	303,105
ARISTADA	55,429		72,391	68,872	78,663	275,355
VUMERITY	13,440		20,348	26,749	26,885	87,422
RISPERDAL CONSTA	14,162		14,450	10,970	11,287	50,869
LYBALVI	—		—	—	8,215	8,215
Key Commercial Product Revenues	219,135		276,678	274,779	298,228	1,068,820

Legacy Product Revenues	30,675		26,424	19,252	24,060	100,411
License Revenue	1,500		—	—	2,000	3,500
Research and Development Revenues	120		615	110	175	1,020
Total Revenues	$251,430		$303,717	$294,141	$324,463	$1,173,751

	Three Months		Three Months	Three Months	Three Months	Year
	Ended		Ended	Ended	Ended	Ended
	March 31,		June 30,	September 30,	December 31,	December 31,
(In thousands)	2020		2020	2020	2020	2020
Revenues:
VIVITROL	$78,769		$71,646	$80,258	$80,049	$310,722
Long-acting INVEGA products	54,927		69,385	73,366	76,522	274,200
ARISTADA	50,957		58,769	62,400	68,912	241,038
RISPERDAL CONSTA	27,316		13,729	14,510	15,805	71,360
VUMERITY	1,691		2,594	2,713	15,543	22,541
Key Commercial Product Revenues	213,660		216,123	233,247	256,831	919,861

Legacy Product Revenues	32,317		30,797	29,762	23,023	115,899
License Revenue	—	`	—	1,050	—	1,050
Research and Development Revenues	243		609	953	141	1,946
Total Revenues	$246,220		$247,529	$265,012	$279,995	$1,038,756

Alkermes plc and Subsidiaries
2022 Guidance — GAAP to Non-GAAP Adjustments

An itemized reconciliation between projected loss per share on a GAAP basis and projected loss per share on a non-GAAP basis is as follows:

(In millions, except per share data)	Amount	Shares	Loss Per Share
Projected Net Loss — GAAP	$(195.0)	163	$(1.20)
Adjustments:
Share-based compensation expense	99.0
Depreciation expense	40.0
Amortization expense	35.0
Income tax effect related to reconciling items	5.0
Non-cash net interest expense	1.0
Projected Net Loss — Non-GAAP	$(15.0)	163	$(0.09)

Projected GAAP and non-GAAP measures reflect mid-points within ranges of estimated guidance.

i The term “ARISTADA” as used in this press release refers to ARISTADA and ARISTADA INITIO®, unless the context indicates otherwise.

ii Calculated as earnings before interest, taxation, depreciation, amortization and one-time items, includes share-based compensation expenses.

Fourth Quarter and Year-End 2021 Financial Results & Business Update February 16, 2022 Alkermes® © 2022 Alkermes. All rights reserved.

Forward-Looking Statements and Non-GAAP Financial Information Certain statements set forth in this presentation constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements concerning: the company’s expectations with respect to its future financial, commercial and operating performance, business plans or prospects, including the company’s expectations of improvement in COVID-19 pandemic-related disruptions beginning in the second quarter of 2022; the potential therapeutic and commercial value of the company’s marketed and development products; and the company’s plans to execute on its 2022 strategic priorities, including with regard to its commercial portfolio, its development pipeline, and its financial expectations and long-term profitability targets.  The company cautions that forward-looking statements are inherently uncertain. The forward-looking statements contained in this presentation are neither promises nor guarantees and they are necessarily subject to a high degree of uncertainty and risk. Actual performance and results may differ materially from those expressed or implied in the forward-looking statements due to various risks, assumptions and uncertainties. These risks, assumptions and uncertainties include, among others: the company may not be able to achieve its targeted financial and profitability metrics in a timely manner or at all; the impacts of the ongoing COVID-19 pandemic and continued efforts to mitigate its spread on the company’s business, results of operations or financial condition; the unfavorable outcome of litigation, including so-called “Paragraph IV” litigation or other patent litigation which may lead to competition from generic drug manufacturers, or other disputes related to the company’s products or products using the company’s proprietary technologies; clinical development activities may not be completed on time or at all; the results of the company’s development activities may not be positive or predictive of real-world results, and preliminary data from ongoing studies may not be predictive of future or final data from such studies, results of future studies or real-world results; the U.S. Food and Drug Administration (“FDA”) or other regulatory authorities may not agree with the company’s regulatory approval strategies or components of the company’s marketing applications or the adequacy of the data or other information included in the company’s regulatory submissions to support their requirements for approval, and may make adverse decisions regarding the company’s products; the company and its licensees may not be able to continue to successfully commercialize their products or support growth of revenue from such products; there may be a reduction in payment rate or reimbursement for the company’s products or an increase in the company’s financial obligations to government payers; the company’s products may prove difficult to manufacture, be precluded from commercialization by the proprietary rights of third parties, or have unintended side effects, adverse reactions or incidents of misuse; and those risks, assumptions and uncertainties described under the heading “Risk Factors” in the company’s most recent Annual Report on Form 10-K and in subsequent filings made by the company with the U.S. Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov, and on the company’s website at www.alkermes.com in the ‘Investors – SEC filings’ section. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, the company disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this presentation. Non-GAAP Financial Measures: This presentation includes information about certain financial measures that are not prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), including non-GAAP net income, non-GAAP earnings per share and EBITDA. These non-GAAP measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures, to the extent reasonably determinable, can be found in the Alkermes plc Current Report on Form 8-K filed with the SEC on Feb. 16, 2022 and in the Appendix of this presentation. Note Regarding Trademarks: The company and its affiliates are the owners of various U.S. federal trademark registrations (®) and other trademarks (TM), including ARISTADA®, ARISTADA INITIO® , LYBALVI® and VIVITROL®. Any other trademarks referred to in this presentation are the property of their respective owners. Appearances of such other trademarks herein should not be construed as any indicator that their respective owners will not assert their rights thereto. Alkermes © 2022 Alkermes. All rights reserved 2

Agenda Introduction Sandy Coombs, SVP, Investor Relations & Corporate Affairs Welcome   Richard Pops, Chief Executive Officer Q4 & FY 2021 Financial Results; 2022 Financial Expectations Iain Brown, Chief Financial Officer Q4 & FY 2021 Commercial Review Todd Nichols, Chief Commercial Officer R&D Pipeline Update Richard Pops, Chief Executive Officer Alkermes © 2022 Alkermes. All rights reserved 3

Three Strategic Priorities Grounded in Strong Culture of Responsibility Commercial Grow commercial  portfolio of  proprietary products Development Pipeline Advance pipeline of  neuroscience and oncology candidates Profitability Drive long-term profitability Patient-focused ethos and strong commitment to corporate responsibility and governance Alkermes © 2022 Alkermes. All rights reserved 4

2021 Key Achievements Advanced Core Business Objectives Commercial Execution • LYBALVI®: Approved and commercially launched • ARISTADA®: Drove TRx growth that outpaced the aLAI market • VIVITROL®: Advanced alcohol dependence strategy to drive next phase of growth Development Pipeline • Initiated nemvaleukin alfa studies in mucosal melanoma and platinum-resistant ovarian cancer to support potential registration • Initiated ALKS 1140 phase 1 first-in-human study • Nominated ALKS 2680 and commenced IND-enabling activities Profitability • Focused on disciplined capital allocation and optimized cost structure • Restructured commercial organization to support launch of LYBALVI Patient-focused ethos and strong commitment to corporate responsibility and governance • Supported research, education and patient advocacy programs to benefit people affected by serious mental illness, addiction or cancer • Introduced new Diversity, Inclusion and Belonging employee resource groups • Continued commitment to sustainability • Continued Board of Directors refreshment efforts • Appointed two new independent Directors • Announced retirement of two longer-serving Directors • Initiated declassification of Board of Directors Alkermes © 2022 Alkermes. All rights reserved 5

FY 2021 Financial Results Summary Total Revenue $0 $200 $400 $600 $800 $1,000 $1,200 $1,038.8 FY 2020 In millions $1,173.8 FY 2021 GAAP Net Loss ($120) ($100) ($80) ($60) ($40) ($20) $0 In millions FY 2020 ($110.9) FY 2021 ($48.2) Non-GAAP Net Income $0 $20 $40 $60 $80 $100 $120 $140 In millions FY 2020 $68.6 FY 2021 $129.1 Alkermes © 2022 Alkermes. All rights reserved 6

Q4 2021 Revenue Summary In millions, except % Q4’21 Q4’20 ∆ Q4’21 vs. Q4’20 VIVITROL® $92.0 $80.0 15.0% ARISTADA®* $78.7 $68.9 14.2% LYBALVI® $8.2 – NA Manufacturing & Royalty Revenue $143.4 $130.9 9.5% License Revenue $2.0 - NA Research & Development Revenue $0.2 $0.1 24.1% Total Revenue $324.5 $280.0 15.9% Amounts in the table above do not sum due to rounding. *Inclusive of ARISTADA INITIO®  Alkermes © 2022 Alkermes. All rights reserved 7

2021 Revenue Summary In millions, except % FY 2021 FY 2020 ∆ 2021 vs. 2020 VIVITROL® $343.9 $310.7 10.7% ARISTADA®* $275.4 $241.0 14.2% LYBALVI® $8.2 - NA Manufacturing & Royalty Revenue $541.8 $484.0 11.9% License Revenue $3.5 $1.1 233.3% Research & Development Revenue $1.0 $1.9 (47.6%) Total Revenue $1,173.8 $1,038.8 13.0% Amounts in the table above do not sum due to rounding. *Inclusive of ARISTADA INITIO® Alkermes © 2022 Alkermes. All rights reserved 8

VIVITROL® Performance and Expectations VIVITROL Quarterly Net Sales ($M) $0 $10 $20 $30 $40 $50 $60 $70 $80 $90 $100 Q1'20 Q2'20 Q3'20 Q4'20 Q1'21 Q2'21 Q3'21 Q4'21 * These expectations are provided by Alkermes plc (the “Company”) in its Current Report on Form 8-K (“Form 8-K”) filed with the SEC on Feb. 16, 2022 and are effective only as of such date. The Company expressly disclaims any obligation to update or reaffirm these expectations. These expectations assume improvement in COVID-19 pandemic-related disruptions beginning in the second quarter of 2022. If COVID-19-related disruptions do not improve as anticipated, or if new COVID-19-related disruptions emerge, the Company's ability to meet these expectations could be negatively impacted. • FY’21 year-over-year net sales increased 11% to $343.9M, driven by unit growth of 10% − Gross-to-net deductions: 51.5% in FY’21, compared to 49.9% in FY’20 − Inventory levels increased sequentially by ~$3M, in line with typical seasonal patterns • FY’22 net sales expected to range from $355M - $385M* − Expect gross-to-net deductions of ~52% in FY’22 − Expect Q1’22 net sales in the range of $78M - $83M Alkermes © 2022 Alkermes. All rights reserved 9

ARISTADA® Performance and Expectations ARISTADA Quarterly Net Sales ($M)* $0 $10 $20 $30 $40 $50 $60 $70 $80 $90 Q1'20 Q2'20 Q3'20 Q4'20 Q1'21 Q2'21 Q3'21 Q4'21 *Inclusive of ARISTADA INITIO® † These expectations are provided by the Company in its Form 8-K filed with the SEC on Feb. 16, 2022 and are effective only as of such date. The Company expressly disclaims any obligation to update or reaffirm these expectations. These expectations assume improvement in COVID-19 pandemic-related disruptions beginning in the second quarter of 2022. If COVID-19-related disruptions do not improve as anticipated, or if new COVID-19-related disruptions emerge, the Company's ability to meet these expectations could be negatively impacted. • FY’21 year-over-year net sales increased 14% to $275.4M, driven by unit growth of 11% − Gross-to-net deductions: 53.7% in FY’21, compared to 53.3% in FY’20 − Inventory levels increased by ~$3M, which is expected to be drawn down in Q1’22 • FY’22 net sales expected to range from $290M - $320M† − Expect gross-to-net deductions of ~55% in FY’22 − Expect Q1’22 net sales in the range of $68M - $73M Alkermes © 2022 Alkermes. All rights reserved 10

ARISTADA® Prescription Growth Trends ARISTADA Quarterly TRx MOT 10,000 20,000 30,000 40,000 50,000 60,000 - Q1'20 Q2'20 Q3'20 Q4'20 Q1'21 Q2'21 Q3'21 Q4'21 Source: IQVIA NPA • Q4’21 year-over-year growth of 13% on TRx months of therapy (MOT) basis − Outpaced overall atypical longacting injectable (LAI) market Q4’21 year-over-year growth of 4% • Market share: − TRx MOT: 9.8% of atypical LAI market prescriptions in Q4’21 Alkermes © 2022 Alkermes. All rights reserved 11

LYBALVI® Performance and Expectations Post-Launch TRx by Week* LYBALVI ** Holiday week 0 100 200 300 400 500 600 700 800 TRx 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 95 183 210 306 351 303 407 464 501 464 508 550 628 547 660 692 ** ** ** *Source: IQVIA NPA Weekly † These expectations are provided by the company in its Form 8-K filed with the SEC on Feb. 16, 2022 and are effective only as of such date. The Company expressly disclaims any obligation to update or reaffirm these expectations. These expectations assume improvement in COVID-19 pandemic-related disruptions beginning in the second quarter of 2022. If COVID-19-related disruptions do not improve as anticipated, or if new COVID-19-related disruptions emerge, the Company's ability to meet these expectations could be negatively impacted. • Q4’21 net sales of $8.2M − Gross-to-net deductions: ~35% • FY’22 net sales expected to range from $55M - $75M† − Expect gross-to-net deductions of ~40% in FY’22 Alkermes © 2022 Alkermes. All rights reserved 12

Alkermes: 2022 Financial Expectations*

(in millions, except per share amounts)	Financial Expectations for Year Ending Dec. 31, 2022
Revenues	$1,000 – $1,090
COGS	$215 – $225
R&D Expense	$385 – $415
SG&A Expense	$575 – $605
Amortization of Intangible Assets	~$35
Other Expense, net	$5 – $10
Income Tax Benefit	($10) – ($15)
GAAP Net Loss	($180) – ($210)
GAAP Net Loss Per Share	($1.10) – ($1.29)
Non-GAAP Net Loss*	($30) – $0
Non-GAAP Net Loss Per Share (Diluted)	($0.18) – $0.00

- Expected net sales of proprietary products:
  - VIVITROL® net sales of $355M – $385M
  - ARISTADA® net sales of $290M – $320M
  - LYBALVI® net sales of $55M – $75M
- Includes $45M – $50M of royalties related to sales of INVEGA SUSTENNA, INVEGA TRINZA and INVEGA HAFYERA in the U.S. through January 2022 and sales of XEPLION/TREVICTA outside the U.S. through May 2022

*These expectations are provided by the Company in its Form 8-K filed with the SEC on Feb. 16, 2022 and are effective only as of such date. The Company expressly disclaims any obligation to update or reaffirm these expectations. These expectations assume improvement in COVID-19 pandemic-related disruptions beginning in the second quarter of 2022. If COVID-19-related disruptions do not improve as anticipated, or if new COVID-19-related disruptions emerge, the Company's ability to meet these expectations could be negatively impacted.

*Non-GAAP net loss adjusts for one-time and non-cash charges by excluding from GAAP results: share-based compensation expense; amortization; depreciation; non-cash net interest expense; certain other one-time or non-cash items; and the income tax effect of these reconciling items. Reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the Company's Form 8-K filed with the SEC on Feb. 16, 2022.

Alkermes | 13
© 2022 Alkermes. All rights reserved.

Revised Profitability Targets Profitability Targets FY ‘25 FY ’26 NGNI/Revenue* 25% 30% EBITDA/Revenue* 20% 25% • These financial expectations reflect removal of all royalties from worldwide sales of INVEGA SUSTENNA, INVEGA TRINZA, INVEGA HAFYERA, TREVICTA, and XEPLION beginning in 2022 • As a bridge to these targets, the Company expects to achieve non-GAAP net income in the range of 15% to 20% of its total revenues in 2024* -10% -5% 0% 5% 10% 15% 20% 25% 30% 35% -4% 2021A GAAP NI/Revenue 11%** 2021A NGNI/Revenue 15%-20% 2024E ~25% 2025E ~30% 2026E Profitability Targets NGNI/Revenue* *The Company is not providing reconciliations of, or comparable GAAP measures for, forward-looking non-GAAP profitability targets because the comparable GAAP measures are not determinable without unreasonable efforts due to the inherent difficulty in forecasting and quantifying certain future financial amounts necessary for such reconciliations, which amounts could have a significant impact on the Company’s future financial results, including such non-GAAP profitability targets and the comparable GAAP financial measures. **Reconciliations of this non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the Appendix of this presentation. NGNI: Non-GAAP net income; EBITDA: Earnings before interest, tax, depreciation, amortization; earnings include share-based compensation expense. Alkermes © 2022 Alkermes. All rights reserved 14

Looking Ahead: 2022 Strategic Priorities Commercial Portfolio • Execute successful LYBALVI® launch and continue to establish payer access profile • Drive growth of VIVITROL® in alcohol dependence indication and increase ARISTADA® share of aLAI market Nemvaleukin • Advance enrollment of ARTISTRY-6 & ARTISTRY-7 • Execute clinical evaluation of subcutaneous and less frequent IV dosing • Pursue strategic collaborations to expand development program Early-stage Pipeline • ALKS 1140: Conduct additional preclinical work to support phase 1 dose escalation • ALKS 2680: Complete IND-enabling activities and prepare for initiation of FIH study • Engineered cytokines: Advance IL-12 and IL-18 preclinical programs to key decision points Financial • Execute against 2022 financial expectations and revised long-term profitability targets Alkermes © 2022 Alkermes. All rights reserved 15

Important Additional Information and Where to Find It The Company intends to file a definitive proxy statement, accompanying proxy card and other relevant documents with the SEC in connection with the solicitation of proxies for the Company’s 2022 annual general meeting of shareholders. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY'S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by visiting the “Investors” section of the Company’s website at www.alkermes.com, as soon as reasonably practicable after such materials are filed with, or furnished to, the SEC. The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from shareholders in respect of the Company’s 2022 annual general meeting of shareholders. Information regarding the names of such participants and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s Form 10-K for the year ended Dec. 31, 2021, to be filed with the SEC on or about Feb. 16, 2022; the Company’s definitive proxy statement for the Company’s 2021 annual general meeting of shareholders, filed with the SEC on May 10, 2021; the Company’s Current Reports on Form 8-K filed with the SEC from time to time; and in Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC from time to time. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the direct and indirect interests of these participants, by security holdings or otherwise, will also be included in the definitive proxy statement for the Company’s 2022 annual general meeting of shareholders and other relevant materials to be filed with the SEC, if and when they become available. Alkermes @2022 Alkermes. All rights reserved. 16

Appendix: GAAP to Non-GAAP Adjustments (In millions, except margin % ) Year Ended December 31, 2021   $ 1,173.8  $ 48.2) -4%  87.6  40.5  38.2  7.0  0.5  1.4   2.1  $ 129.1  11% Total Revenues Net Loss — GAAP Net Loss Margin — GAAP  Adjustments: Share-based compensation expense Depreciation expense Amortization expense Income tax effect related to reconciling items Non-cash net interest expense Change in the fair value of contingent consideration Debt refinancing Non-GAAP Net Income Non-GAAP Net Income Margin Alkermes @2022 Alkermes. All rights reserved. 17

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